Exhibit 10.22

FRIENDLY ICE CREAM CORPORATION
ANNUAL INCENTIVE PLAN
FOR OFFICERS OF THE
CORPORATE AND COMPANY RESTAURANTS GROUP

1.	DEFINITIONS:	The following terms shall have the meanings set forth in this section:

	AIP:	The Annual Incentive Plan.

	Board of Directors:	The Board of Directors of Friendly Ice Cream Corporation.

	Bonus Year:	The Bonus Year is the fiscal year 2006.

	Company:	The Company is Friendly Ice Cream Corporation.

Eligible Employee:

Eligible Employees are Officers in both the Corporate and Company Restaurants groups, and others of the Company as so designated by the Review Committee and must be in good standing and employed in an approved AIP position on the bonus payment date. An employee in good standing is that which has a current performance rating of at least “Meets Standard”, is not currently on probation, and has not received a disciplinary warning notice or letter during the current bonus period and up through the bonus payment date.

Corporate Operating EBITDA Target:

The Earnings Before Bonus Expense, Interest, Taxes, Depreciation, and Amortization Target of the Company as identified in the operating plan approved by the Board of Directors, or Compensation Committee, if so designated, for the Bonus Year.

Company Operating Restaurants EBITDA Target:

The Earnings Before Bonus Expense, Interest, Taxes, Depreciation, and Amortization Target of the Company Restaurants Group as identified in the operating plan approved by the Board of Directors, or Compensation Committee, if so designated, for the Bonus Year.

	Participating Officer:	A Participating Officer is an Eligible Employee who is also an Officer of the Company approved by the Review Committee to participate in the plan.

	Qualified Base Salary:	The Qualified Base Salary is the base salary earned during the Bonus Year. Generally, this is W-2 earnings less executive match, incentive awards and other non-salary payments.

	Review Committee:	The Review Committee consists of the CEO and President, Executive Vice President of Administration and CFO, and the Vice President, Human Resources.

2.	PURPOSE:	To provide additional incentive to Eligible Employees that is directly tied to the results of the Corporate and the Company Restaurants Groups and individual results.

3.	CORPORATE FINANCIAL PERFORMANCE FACTOR:

The Corporate Financial Performance Factor is a function of the Corporate Operating EBITDA Target. The relationship between levels of achievement and company performance results is contained in a schedule developed each year based on the business plan approved by the Board of Directors or Compensation Committee, if so designated. The schedule identifies the minimum acceptable performance which will generate incentive funds and scales upward to a maximum level. There is also a maximum level of performance for results over which there would be no additional incentive earned.

4.	COMPANY RESTAURANTS FINANCIAL PERFORMANCE FACTOR:

The Company Restaurants Financial Performance Factor is a function of the Company Restaurants’ Operating EBITDA Target. The relationship between levels of achievement and the Company Restaurants group’s performance results is contained in the schedule developed each year based on the business plan approved by the Board of Directors or Compensation Committee, if so designated. The schedule identifies the minimum acceptable performance which will generate incentive funds and scales upward to a maximum level. There is also a maximum level of performance for results over which there would be no additional incentive earned.

5.	OFFICER AIP PERFORMANCE OBJECTIVE FACTOR:

The Officer AIP Performance Objective Factor is a function of the results achieved by the Participating Officer against specific, previously set, individual business objectives. In order for a bonus to be paid under this factor, the minimum acceptable performance level of the Company Restaurants Financial Performance Factor must be met. The Participating Officer’s manager is responsible for evaluating performance against the individual objectives and determining the percentage of bonus earned. There is also a maximum level of performance for results over which there would be no additional incentive earned.

6.	TARGET BONUS PERCENTAGE:	The Review Committee, in its sole discretion approves the individual Target Bonus Percentage.

7.	BONUS AWARD FACTOR:	The Bonus Award Factor is determined by multiplying the Qualified Base Salary of the Participating Officer times the Target Bonus Percentage for such Participating Officer.

8.	BONUS AMOUNT:

The Bonus Amount is determined by multiplying the Bonus Award Factor by the Corporate Financial Performance Factor, the Company Restaurants Financial Performance Factor, and the Officer AIP Performance Objective Factor. Bonus generated based on the Officer AIP Performance Objective Factor will not be earned or paid unless the minimum Company Restaurants Operating EBITDA Target is met.

9.	CONDITIONS PRECEDENT TO ANY BONUS TO ANY PARTICIPATING EMPLOYEE:

Approval by the Board of Directors or Compensation Committee, if so designated, in its sole and exclusive discretion, of the actual Bonus Award for each Officer and the total pool to be awarded. If approved, bonuses will generally be paid on or before March 31, 2007.

10.	ADMINISTRATION OF AIP:

The Review Committee shall administer the AIP. Any and all disputes or disagreements arising under the AIP shall be presented to the Review Committee. The decision of the Review Committee shall be final.

11.	MODIFICATION OR TERMINATION OF AIP AND PARTICIPATION:

The AIP does not constitute a contract of employment or an unconditional promise of payment. Participation by an Eligible Employee in any one Bonus Year does not confer an unqualified right to participate in succeeding Bonus Years regardless of a modification, or absence thereof, in grade, salary, position or responsibility. The AIP is subject to modification, termination and annual renewal by the Board of Directors or the Compensation Committee, if so designated, in its sole discretion, without any notice to Participating Officers or other participants.

12.	DISABILITY, DEATH AND RETIREMENT:	Participating Officers who are disabled, die or retire during any Bonus Year may receive a pro rata bonus for the period during which such Participating Officer was actively employed.

13.	MISCELLANEOUS:

The Review Committee, the Board of Directors, Compensation Committee, the Company, and its officers and employees shall not be liable for any action taken in good faith in administering and interpreting the AIP.

The payment you receive will be subject to appropriate statutory wage deductions and such other deductions normally made for employees of Friendly’s. In addition, any financial obligation you have to Friendly’s can be deducted.

The Board of Directors or the Compensation Committee if so designated, in its sole discretion, may modify, including, but not limited to, increasing or decreasing either of the Financial Performance Factor Targets or the Officer AIP Performance Objective Factor at any time during the Bonus Year.